UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2012

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-15997	95-4783236
(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

(310) 447-3870

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 30, 2012, Entravision Communications Corporation (the “Company”) announced that, pursuant to the authorization of the Company’s Board of Directors, on April 27, 2012, the Company gave notice to Wells Fargo Bank, N.A., the Trustee under the Indenture, dated July 27, 2010 (the “Indenture”), governing the Company’s 8.750% Senior Secured First Lien Notes (the “Notes”) due 2017, of its intention to redeem a portion of the remaining Notes outstanding on May 30, 2012 (the “Redemption Date”), in an aggregate principal amount of $20 million, pursuant to the optional redemption provisions in the Indenture. The redemption price for the redeemed Notes will be 103% of the principal amount plus all accrued and unpaid interest and Additional Interest (if applicable pursuant to the terms of the Indenture) thereon to the Redemption Date.

Following this redemption, approximately $364 million in principal amount of the Notes will remain outstanding.

A copy of the press release announcing the redemption is attached as Exhibit 99.1 to this Form 8-K.

The press release attached hereto as Exhibit 99.1 shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the Notes described therein.

Forward-Looking Statements

This report contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the redemption of certain Notes on May 30, 2012, are forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to, impacts of the global recession and tight credit markets; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2011. The Company assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

99.1	Press Release issued by Entravision Communications Corporation on April 30, 2012, reporting its redemption of certain 8.750% Senior Secured First Lien Notes due 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: April 30, 2012	By:	/s/ Walter F. Ulloa
	Name:	Walter F. Ulloa
	Title:	Chairman and Chief Executive Officer